SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]

Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]

Definitive Proxy Statement

[X]

Definitive Additional Materials

[   ]

Soliciting Material Pursuant to §240.14a-12

MIDWEST AIR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]

No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated
and state how it was determined):
(4)	Proposed maximum aggregate of transaction:
(5)	Total fee paid:

[   ]

Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

October 24, 2007

FOUR PROXY ADVISORY SERVICES RECOMMEND THAT
MIDWEST AIR GROUP SHAREHOLDERS APPROVE MERGER AGREEMENT

Milwaukee, Wisconsin, October 24, 2007 – Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today reported that four independent proxy advisory services have recommended that Midwest Air Group shareholders vote FOR the approval of the merger agreement providing for the acquisition of Midwest by Midwest Air Partners, LLC, an affiliate of TPG Capital, L.P. The four firms – Institutional Shareholder Services Inc., Glass Lewis & Co., Egan-Jones Proxy Services and PROXY Governance, Inc. – provide voting advice to institutional investors, mutual and pension funds, and other fiduciaries.

As previously announced, Midwest has entered into a definitive merger agreement to be acquired by Midwest Air Partners. Under the terms of the agreement, each outstanding share of Midwest’s common stock will be converted into the right to receive $17.00 per share in cash. The transaction is expected to be completed in the fourth quarter of 2007, subject to shareholder approval and other customary conditions, including anti-trust approvals.

“These recommendations are consistent with the unanimous recommendation of the Midwest Air Group board of directors, and the board’s view that the merger delivers significant value and is in the best interests of Midwest shareholders,” said Timothy E. Hoeksema, chairman and chief executive officer. Shareholders are encouraged to read Midwest’s definitive proxy materials, which provide a detailed discussion of the process that led to the proposed merger and the reasons for the board’s recommendation.

Shareholders of record as of the close of business on September 24, 2007 are entitled to vote on the proposal at a special meeting of the company’s shareholders, which will be held at the Wyndham Milwaukee Airport Hotel and Convention Center (formerly the Four Points by Sheraton), 4747 S. Howell Ave. in Milwaukee at 10 a.m. Central time on Tuesday, October 30, 2007.

Shareholders who have questions about the merger agreement, including the voting procedure, should contact MacKenzie Partners, Inc., Midwest’s proxy solicitor, at 800-322-2885.

- MORE -

Readers of Travel+Leisure named Midwest Airlines “Best Domestic Airline” in the magazine’s 2007 World’s Best Awards competition. The airline features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 52 cities. More information is available at http://www.midwestairlines.com.

In connection with Midwest’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Midwest has filed with the SEC and furnished to shareholders of Midwest a proxy statement dated September 26, 2007 (the “Proxy Statement”). Midwest’s shareholders are urged to read the Proxy Statement because it contains important information. Shareholders are able to obtain a free-of-charge copy of the Proxy Statement and other relevant documents filed with the SEC from the SEC’s Web site at http://www.sec.gov. Shareholders are also able to obtain a free-of-charge copy of the Proxy Statement and other relevant documents by directing a request by mail or telephone to Midwest Air Group, Inc., 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, Attention: Investor Relations, Telephone: 414-570-3954, or from Midwest’s Web site, http://www.midwestairlines.com.

Midwest and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Midwest in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies and their beneficial ownership of Midwest common stock as of September 24, 2007, is set forth in the Proxy Statement as filed with the SEC.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Midwest may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the closing conditions. These factors, and other factors that may affect the business or financial results of Midwest are described in the risk factors included in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

###